LANDRY’S RESTAURANTS, INC. ANNOUNCES EXTENSION OF CASH TENDER OFFERS AND CONSENT SOLICITATIONS
FOR ITS OUTSTANDING 9.5% AND 7.5% SENIOR NOTES DUE 2014

(Houston, TX January 7, 2009) – Landry’s Restaurants, Inc. (“Landry’s”; NYSE: LNY) announced today that it has extended the consent payment deadlines and expiration dates of the previously announced cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”). The consent payment deadlines for the tender offers and consent solicitations will now be 5:00 p.m., New York City time, on January 14, 2009, and the tender offers and consent solicitations will now expire at 5:00 p.m., New York City time, on January 29, 2009, unless terminated or such dates are further extended.

As of 5:00 p.m., New York City time, on January 7, 2009, tenders and consents had been received with respect to $181,453,000 aggregate principal amount of the 9.5% Notes, representing approximately 45.9% of the outstanding 9.5% Notes, and $433,000 aggregate principal amount of the 7.5% Notes, representing approximately 10.0% of the outstanding 7.5% Notes.

Holders that tender their 9.5% Notes pursuant to the tender offer may also exercise their option to require Landry’s to repurchase the 9.5% Notes as provided in the related indenture. If a holder both validly tenders its 9.5% Notes pursuant to the tender offer and validly exercises its repurchase right, the holder’s tender of 9.5% Notes pursuant to the tender offer will also constitute a valid delivery of 9.5% Notes for purposes of the holder’s repurchase right, and, in the event the expiration date of the tender offer is extended past the applicable purchase date for the holder’s 9.5% Notes, the holder will receive the purchase price for its 9.5% Notes on the applicable purchase date, rather than the payment date for the tender offer.

The information agent for the tender offers is Innisfree M&A Incorporated. The tender agent for the tender offers is U.S. Bank National Association. Questions regarding the tender offers and consent solicitations and requests for copies of each Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Innisfree M&A Incorporated, telephone number (888) 750-5834 (toll free) and (212) 750-5833 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities. Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 23, 2008, as supplemented by the supplement thereto dated January 7, 2009.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. Landry’s is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in downtown Las Vegas and Laughlin, Nevada.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010